EXHIBIT 10.2
January 13, 2022
Craig Saldanha
Dear Craig,
Yelp Inc., a Delaware corporation (the “Company” or “Yelp”), is pleased to offer you the position of Chief Product Officer on the following terms:
1.Position. Your employment will start on February 14, 2022 and you will report to the Company’s Chief Executive Officer. You will work primarily from your home in Seattle, Washington, but are welcome to work from Yelp’s offices at your discretion. You may also be required to work from a Yelp office or other locations from time to time.
2.Salary. The annualized salary for this position is $450,000 (as adjusted from time to time, your “Salary”), less applicable deductions and withholdings, payable pursuant to our regular payroll policy. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time. This is an exempt position, and your Salary is intended to cover all hours worked.
3.Equity Compensation.
a.Yelp will recommend that its board of directors (or a committee thereof) (the “Board”) grant you restricted stock units covering shares of Yelp’s common stock (“RSUs”) valued at $4.0 million. The actual number of RSUs awarded will be based on the average closing price of Yelp’s stock on the New York Stock Exchange over the calendar month in which your start date occurs and the calendar month prior. If granted, these RSUs will vest according to a four-year vesting schedule, with 25% of the RSUs vesting on February 20, 2023, and the remaining shares vesting in equal quarterly installments on each February 20, May 20, August 20 and November 20 thereafter over the following three years. Please note that vesting is conditioned on your continued service with Yelp through each vesting date. The RSUs will also be subject to the terms of Yelp’s stock plan and a separate Restricted Stock Unit Agreement between you and Yelp.
b.While any additional equity awards (and the terms thereof) are at the sole discretion of the Board, we anticipate that 50% of the value of any future awards would be in the form of RSUs subject to a time-based vesting schedule, and the remaining 50% would be in the form of performance-based RSUs subject to both Company performance criteria established by the Board and a time-based vesting schedule.
4.Incentive Compensation. You are eligible to participate in the discretionary performance-based annual cash bonus plan expected to be established for your role for the year ending December 31, 2022 (the “ Bonus Plan”). We currently anticipate that the Bonus Plan, if approved, will provide for an annual bonus target of 50% of your annual base salary, with your actual bonus amount determined based on the level of achievement of performance goals set by the Board for Yelp’s net revenue and adjusted EBITDA for 2022. You must be employed by Yelp at the time bonuses are paid in order to be eligible to receive a bonus. The full terms of the Bonus Plan, if approved, will be made available to you on or around the later of the date the Bonus Plan is approved and your start date.
5.Signing Bonus. You will be paid a one-time signing bonus of $625,000 (less applicable deductions and withholdings), which will be paid in a lump-sum payment at the end of your first regularly-scheduled pay period as a full-time employee. This signing bonus will be earned evenly over your first year of employment with Yelp. In the event that your full-time employment with Yelp terminates for any reason before the one-year anniversary of your start date, you agree that you will refund Yelp a pro-rata share of the bonus on or before your last day of employment.

6.Retention Bonus. You will be eligible to receive a one-time retention bonus of $100,000 (less applicable deductions and withholdings), conditional on you remaining with Yelp for one year. The retention bonus will be paid in a lump-sum payment at the end of the first regularly-scheduled pay period following your one-year anniversary of employment. You must be employed on a full-time basis by Yelp on the payout date in order to earn and receive the bonus. In the event that your full-time employment with Yelp terminates for any reason before the payout date, you will not be entitled to any portion of the bonus.
7.Benefits. You are eligible to participate in the insurance programs and other employee benefit plans established by the Company for its employees from time to time, including the Executive Severance Benefit Plan, in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.
8.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be required to sign and comply with our standard Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”) as a condition of your employment.
9.Conditions. This offer is conditioned on you successfully passing our background and reference checks, providing proof of your identity and ability to work legally within the United States, and signing the Confidentiality Agreement and our standard Dispute Resolution Policy and Arbitration Agreement (“Dispute Resolution Policy”). You agree to provide any documentation or information at the Company’s request to facilitate these processes.
10.At-Will Employment. While we look forward to a long and successful relationship, your position with Yelp will be “at-will.” This means that both you and Yelp may terminate your employment at any time, with or without cause, and with or without advance notice. However, given the prominent nature of your role with the Company, we ask that you provide a minimum of sixty (60) days advance notice if you decide to terminate your employment relationship with Yelp. During this time, we would expect you to perform your customary job duties and assist, as requested by Yelp, in transitioning outstanding projects, tasks and relationships to other Yelp personnel. That said, nothing in this paragraph is intended to alter your at-will employment relationship with Yelp.
This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. Any statements or representations contradicting any provision of this letter should be regarded by you as ineffective. In addition, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continued employment for any particular period of time. Any modification or change in your at-will employment status may occur only by way of a written agreement signed by you and an authorized member of the Board.
11.Company Policies. As an employee of the Company, you will be subject to the Company’s policies, including those set forth in our Employee Handbook (collectively, the “Policies”). The Policies will be available to you on our intranet site when you start. Please read them carefully. Your continued employment at Yelp will be conditioned on your complying with, and will constitute your acknowledgement and acceptance of, the Policies.
12.Representation. By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.
13.Entire Agreement. This letter, together with the Confidentiality Agreement and Dispute Resolution Policy, will form the complete and exclusive statement of your employment agreement with Yelp (“Employment Agreement”). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.
We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by January 18, 2022.
Sincerely,

Jeremy Stoppelman
Chief Executive Officer & Director, Yelp Inc.
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above. I further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth above.
/s/ CJ Saldanha    Jan 18, 2022
Employee Acceptance/Signature    Date